Exhibit 10.11

FIRST AMENDMENT

to

LEASE BETWEEN

EMERY STATION JOINT VENTURE, LLC (LANDLORD)

And

ZOGENIX, INC. (TENANT)

EMERYSTATION I PROJECT

Emeryville, California

That certain Lease dated October 31, 2006 by and between Emery Station Joint Venture, LLC, as Landlord, and Zogenix, Inc., as Tenant, is hereby amended by this First Amendment dated July 10, 2007 as follows:

I.

Tenant has requested, and Landlord has agreed to (subject to its ability to relocate the existing tenant thereof under commercially reasonable terms) an expansion of the proposed Premises to include the 3,253 rentable square foot Suite 465 (the “Expansion Space”), which is immediately north of Tenant’s existing 4,163 rentable square foot Premises (the “Existing Premises”). Both Landlord and Tenant shall have the right to cancel this First Lease Amendment, with no liability of either to the other, if said existing tenant shall not have vacated the Expansion Space within ninety (90) days of the date hereof.

II.

Effective upon delivery of Suite 465 in its as-is condition (once the existing tenant has moved out including removal of its furniture unless said furniture has been available to be purchased and Tenant has elected to do so), which date shall be referred to as the “Expansion Space Commencement Date”, the base Lease will be modified as follows:

a)

Section 1.1(5) LEASE TERM shall become four (4) years following the first day of calendar month following the Expansion Space Commencement Date.

b)

Section 1.1(8) MONTHLY BASE RENT shall be modified as follows: The Expansion Space shall bear Monthly Base Rent of $10,000.00 during the first 12 months following the Expansion Space Commencement Date (the equivalent of $3.074 per rentable square foot per month). On the first Anniversary of the Expansion Space Commencement Date and annually thereafter this Monthly Base Rent shall increase by three percent (3%). Per the terms of the Lease, Tenant’s Existing Premises bears Monthly Base Rent of $10,823.80 through November 30, 2007, at which time it becomes $11,148.51 through November 30, 2008. For the period from December 1, 2008 until the end of the newly-extended Lease Term pursuant to II(a) above, the Existing Premises will bear Monthly Base Rent at the same rate per square foot as the Expansion Premises is scheduled to bear.

c)

Section 1.1(9) RENTABLE AREA OF THE PREMISES shall become 7,416 square feet and Tenant’s pro-rata share shall be adjusted accordingly.

d)

Section 1.I (1 0) BASE YEAR shall be modified to indicate that the Base Year for both the Existing Premises and the Expansion Premises shall be 2007.

e)

Section 1.1(13) PARKING shall, be modified such that Tenant shall be entitled to as many as ten (10) more non-premium spaces on an as needed basis, making the total non-premium spaces to which they are entitled nineteen (19).

f)

Section I .1(14) SECURITY DEPOSIT shall be modified as follows: Within five (5) business days of the Expansion Space Commencement Date, tenant shall remit $17,423.06 in good and collected funds to Landlord to increase the Security Deposit under the Lease to a new total of $39,720.08.

III.

Upon the Expansion Space Commencement Date, Landlord shall make available to Tenant a Tenant Improvement Allowance totaling $95,628.75, which funds Tenant can use to reimburse itself for valid, documentable third-party costs associated with improvements that Tenant has already made to its Existing Space and/or for improvements Tenant will make after the date hereof to either the Expansion Space and/or its Existing Premises.

IV.

Article 20 regarding relocation shall continue to prohibit this right by Landlord during the last six months of the Lease Term.

V.

A new section shall be added to Tenant’s Lease as follows:

RIGHT OF SECOND EXPANSION

During the first six (6) months following the date of this First Amendment, Tenant may provide a written notice to Landlord that it intends to lease the 1,602 rentable square foot Suite 453 (the “Second Expansion Space”), which suite is currently being used as a conference room and marketing office by an affiliate of Landlord. Landlord shall deliver possession of Suite 453 in its then as-is condition, vacant, within a commercially-reasonable timeframe of Tenant’s written notice, understanding that Landlord will need to relocate the functions of the suite to another location. Upon Landlord’s delivery of possession of the Second Expansion Space to Tenant, Tenant’s Lease shall be further amended as follows:

a)

The Rentable Area of the Premises shall be increased by 1,602 square feet to a new total of 9,018 square feet.

b)

Monthly Base Rent for the Second Expansion Space shall be $5,500.00, increasing three percent (3%) annually.

c)

The Base year for the Second Expansion Space shall be 2007.

VI.

Tenant represents to Landlord that it has represented itself in this transaction and that no brokerage fee or other such payment shall be due any representative of Tenant as a result hereof.

Except for those terms outlined above, all other terms and conditions of the base Lease and WorkLetter and Exhibits shall apply.

In witness hereof, the parties have executed this First Amendment as of the date noted below.

TENANT:		LANDLORD:

Zogenix, Inc., a Delaware Corporation.		Emery Station Joint Venture, LLC, a California Limited Liability

By:	/s/ Stephen J. Farr	By:	/s/ [Illegible]

Print Name:	Stephen J. Farr	Print Name:	[Illegible]

Its:	President	Its:

Dated:	13 July 2007	Dated: